Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in and incorporation by reference in this Registration Statement on Form S-1 of our report dated March 31, 2015 relating to the consolidated financial statements of Medical Transcription Billing, Corp. and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Prospectus, which is a part of this Registration Statement and the Annual Report on Form 10-K of Medical Transcription Billing, Corp. for the year ended December 31, 2014.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey

July 14, 2015